UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SpringBig Holdings, Inc.
(Name of Registrant as Specified in its Charter)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SPRINGBIG HOLDINGS, INC.

621 NW 53rd Street, Ste. 500

Boca Raton, Florida 33487
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On March 28, 2025
Dear Stockholder:
You are cordially invited to attend the Second Annual Meeting of Stockholders (the “Annual Meeting”) of SpringBig Holdings, Inc., a Delaware corporation (“SpringBig”), following the effectiveness of SpringBig’s Certificate of Incorporation. The Annual Meeting will be held solely virtually, via live webcast at www.virtualshareholdermeeting.com/SBIGSECOND originating from Boca Raton, Florida, on Friday, March 28, 2025, at 10:00 a.m. Eastern Time. There will not be a physical location for the Annual Meeting, and you will not be able to attend the Annual Meeting in person. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We encourage you to attend online and participate. We recommend that you log in a few minutes before 10:00 a.m., Eastern Time, on March 28, 2025 to ensure you are logged in when the Annual Meeting starts.
The Annual Meeting will be held for the following purposes:
(1)
To elect the Board of Directors’ one nominee for director to serve until the fifth annual meeting of stockholders after the effectiveness of the Certificate of Incorporation and until a successor is duly elected and qualified.

(2)	To ratify the selection by the Audit Committee of the Board of Directors of Withum Smith+Brown, PC as our independent registered public accounting firm for the fiscal year ended December 31, 2024.
(3)
To approve the adoption of an amendment to the Company’s Certificate of Incorporation (the “Certificate of Incorporation”), to be filed not later than March 27, 2026, to effect a reverse stock split of our Common Stock (as defined below) at a ratio in the range of 5-for-1 to 100-for-1 (collectively, the “Reverse Split”), with such ratio to be determined in the discretion of the Board and publicly disclosed prior to the effectiveness of the Reverse Split.

(4)	To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.
The record date for the Annual Meeting is January 31, 2025. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on March 28, 2025, at 10:00 a.m., Eastern Time.

The proxy statement and our Annual Report on Form 10-K are available at

www.proxyvote.com.

By Order of the Board of Directors

Paul Sykes
Chief Financial Officer
Boca Raton, Florida
February 10, 2025
The proxy materials are being made available on or about February 10, 2025
You are cordially invited to attend the Annual Meeting online. Your vote is important. Whether or not you expect to attend the meeting online, please complete, date, sign and return the proxy mailed to you, or vote over the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must follow the instructions from such organization and will need to obtain a proxy issued in your name from that agent in order to vote your shares that are held in such agent’s name and account.

SPRINGBIG HOLDINGS, INC.

621 NW 53rd Street, Ste. 500

Boca Raton, Florida 33487
PROXY STATEMENT

FOR THE SECOND ANNUAL MEETING OF STOCKHOLDERS

To Be Held On March 28, 2025

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
What is SpringBig Holdings, Inc.?
SpringBig Holdings, Inc. provides our clients with an easy-to-use loyalty, digital communications platform that drives their consumers to action. SpringBig empowers our clients to effectively communicate with, increase the loyalty of, and expand their consumer population through the provision of an integrated technology platform supported by robust analytics. Our goal is to become the leading SaaS software platform to cannabis retailers and brands, providing data-driven loyalty, marketing and consumer buying experience solutions throughout the U.S. and Canada, and ultimately expanding internationally and into other regulated markets.
SpringBig is a market-leading software platform providing customer loyalty and marketing automation solutions to retailers and brands. SpringBig believes that it is a market leader in its product categories for a number of factors including, among others, (i) the number of SpringBig customers and consumers enrolled on SpringBig’s platform (and the percentage of known licensed cannabis retailers enrolled in SpringBig’s product service); (ii) scale (SpringBig has operations and clients in all states that have legalized cannabis); (iii) the comprehensive services offered by SpringBig; (iv) the technology offered by SpringBig that, among other things, connects the three categories of participants in the cannabis ecosystem (customers, retailers, and brands) and provides effective communications and marketing to end-consumers; (v) SpringBig’s expertise in loyalty programs and marketing automation; (vi) the quality of SpringBig’s client services; and (vii) SpringBig’s ability to provide data analytics.
We were originally formed on January 24, 2020 under the name “Tuatara Capital Acquisition Corporation,” as a blank check company incorporated as a Cayman Islands exempted company (“Tuatara”), incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On June 13, 2022, in anticipation of the consummation of the previously announced business combination among Tuatara, HighJump Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Tuatara, and SpringBig, Inc., a Delaware corporation, Tuatara changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware and it then changed its name to SpringBig Holdings, Inc.
Why did I receive a notice regarding the availability of proxy materials on the internet instead of a full set of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our board of directors (the “Board”) is soliciting your proxy to vote at the Second Annual Meeting of Stockholders following the effectiveness of SpringBig’s Certificate of Incorporation (the “Annual Meeting”), including at any adjournments or postponements thereof, to be held on Friday, March 28, 2025 at 10:00 a.m. Eastern Time. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
The Notice will provide instructions as to how a stockholder of record may access and review the proxy materials on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent by mail or email to the stockholder of record. The Notice will also provide voting instructions. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of Annual Meeting, proxy statement and annual report are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document.

We intend to mail the Notice on or about February 10, 2025 to all stockholders of record, who are entitled to vote at the Annual Meeting. The proxy materials will be made available to stockholders on the internet on the same date.
Will I receive any other proxy materials by mail?
No, you will not receive any other proxy materials by mail unless you request a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address, please go to www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com (if sending an email, please include your Control Number, as defined below, in the subject line). Please have your proxy card in hand when you access the website or call and follow the instructions provided.
When is the record date for the Annual Meeting?
The Board has fixed the record date for the Annual Meeting as of the close of business on January 31, 2025 (the “Record Date”).
Why is SpringBig conducting a virtual Annual Meeting?
We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting, including the ability to submit questions in advance and to vote.
How do I attend, participate in, and ask questions during the Annual Meeting?
We will be hosting the Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/SBIGSECOND. The meeting will start at 10:00 a.m. Eastern Time, on Friday, March 28, 2025. Stockholders attending the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
In order to enter the Annual Meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record (the “Control Number”) of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares of Common Stock in a “street name.” Instructions on how to attend and participate are available at www.virtualshareholdermeeting.com/SBIGSECOND. We recommend that you log in a few minutes before 10:00 a.m., Eastern Time to ensure you are logged in when the Annual Meeting starts. The webcast will open 15 minutes before the start of the Annual Meeting.
If you would like to submit a question during the Annual Meeting, you may log in to www.virtualshareholdermeeting.com/SBIGSECOND using your Control Number, type your question into the “Ask a Question” field, and click “Submit.”
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:
•	You may submit questions and comments electronically through the meeting portal during the Annual Meeting.
•	Only stockholders of record as of the Record Date for the Annual Meeting and their proxy holders may submit questions or comments.
•	Please direct all questions to Jeffrey Harris, our Chief Executive Officer and Chairman of the Board (“Chairman”).
•	Please include your name and affiliation, if any, when submitting a question or comment.
•	Limit your remarks to one brief question or comment that is relevant to the Annual Meeting and/or our business.
•	Questions may be grouped by topic by our management, and substantially similar questions may be grouped and answered once.

•
Questions may also be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.

•	Be respectful of your fellow stockholders and Annual Meeting participants.
•	No audio or video recordings of the Annual Meeting are permitted.
What if I have technical difficulties or trouble accessing the Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/SBIGSECOND. Technical support will be available starting at 9:15 a.m., Eastern Time on March 28, 2025.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date will be entitled to vote online at the Annual Meeting. On the Record Date, there were 46,315,018 shares of Common Stock outstanding and entitled to vote. Holders of our shares of Common Stock as of the Record Date are entitled to one vote for each share held on all matters to be voted on by stockholders at the Annual Meeting.
In addition, a list of stockholders of record will be available during the Annual Meeting for inspection by stockholders of record for any legally valid purpose related to the Annual Meeting at www.virtualshareholdermeeting.com/SBIGSECOND.
Stockholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or by proxy in advance. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting through the internet, by telephone or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If, on the Record Date, your shares were held, not in your name, but rather in an account at a broker, bank or other agent, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. You should follow the instructions in the Notice or the voting instructions provided by your broker, bank or other agent in order to instruct your broker, bank or other agent on how to vote your shares.
What am I voting on?
There are four matters scheduled for a vote:
•
Proposal No. 1 – To elect the Board of Directors’ one nominee for director to serve until the fifth annual meeting of stockholders after the effectiveness of the Certificate of Incorporation and until a successor is duly elected and qualified;

•	Proposal No. 2 – To ratify the selection by the Audit Committee of the Board of Withum Smith+Brown, PC as our independent registered public accounting firm for the fiscal year ended December 31, 2024.
•
Proposal No. 3 – To approve the adoption of an amendment to the Certificate of Incorporation, to be filed not later than March 27, 2026, to effect a reverse stock split of our Common Stock at a ratio in the range of 5-for-1 to 100-for-1, with such ratio to be determined in the discretion of the Board and publicly disclosed prior to the effectiveness of the Reverse Split.

What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the proxies will vote as recommended by the Board or, if no recommendation is given, will vote on those matters in accordance with his best judgment.
How do I vote?
You may either vote “For” the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For the proposal to ratify the selection of Withum Smith+Brown, PC and the Reverse Split Proposal, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote (1) online during the Annual Meeting or (2) in advance of the Annual Meeting by proxy through the internet, by telephone or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.
•
To vote online during the Annual Meeting, follow the provided instructions to join the Annual Meeting at www.virtualshareholdermeeting.com/SBIGSECOND, starting at 9:45 a.m., Eastern Time on Friday, March 28, 2025. The webcast will open 15 minutes before the start of the Annual Meeting.

•
To vote in advance of the Annual Meeting through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the Control Number from the Notice or the printed proxy card. Your internet vote must be received by 11:59 p.m., Eastern Time on Thursday, March 27, 2025 to be counted.

•
To vote in advance of the Annual Meeting by telephone, dial 1-800-690-6903 toll-free using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Control Number from the Notice or the printed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on Thursday, March 27, 2025 to be counted.

•
To vote in advance of the Annual Meeting using a printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of Common Stock you own as of the Record Date.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, through the internet, by telephone or online at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker, bank or other agent will still be able to vote your shares depends on whether the particular proposal is deemed to be a “routine” matter. Brokers, banks and other agents can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker, bank or other agent may not vote your shares on Proposal No. 1 without your instructions, but may vote your shares on Proposal No. 2 or Proposal No. 3 even in the absence of your instruction. We encourage you to provide voting instructions to your broker, bank or other agent. This ensures that your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your broker, bank or other agent about how to submit your proxy to them at the time you receive this proxy statement.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominees for director and “For” the ratification of selection of Withum Smith+Brown, PC as our independent registered public accounting firm for the fiscal year ended December 31, 2024 and “For” the approval of the Reverse Split Proposal. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) (the “proxyholders”) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.
Can I revoke my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to our Chief Financial Officer at SpringBig Holdings, Inc., 621 NW 53rd Street, Suite 500, Boca Raton, Florida 33487.
•	You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for Proposal No. 1 to elect a director, votes “For,” “Withhold” and broker non-votes, (b) for Proposal No. 2 to ratify the selection of Withum Smith+Brown, PC, votes “For” and “Against,” as well as abstentions and (c) for Proposal No. 3 on the Reverse Split, votes “For” and “Against,” abstentions and broker non-votes.
Abstentions will be counted towards the vote total for Proposal No. 2 and Proposal No. 3 and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards Proposal No. 1. We do not expect broker non-votes to exist in connection with Proposal No. 2 or Proposal No. 3.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give voting instructions to his or her broker, bank or other agent holding his or her shares as to how to vote on matters deemed to be “non-routine,” the broker, bank or other such agent cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Since Proposal No. 1 is considered to be “non-routine,” we expect broker non-votes to exist in connection with Proposal No. 1. Proposal No. 2 and Proposal No. 3 are considered to be “routine,” and therefore we do not expect broker non-votes to exist in connection with Proposal No. 2 or Proposal No. 3.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
•
Proposal No. 1 – For the election of a director, the one nominee receiving the most “For” votes from the holders of shares present by virtual attendance or represented by proxy and entitled to vote on the election of directors will be elected. You may not vote your shares cumulatively for the election of directors. Broker non-votes will not affect the outcome of the election of the director. Accordingly, only votes “For” will affect the outcome.

•
Proposal No. 2 – To ratify the selection of Withum Smith+Brown, PC as our independent registered public accounting firm for the fiscal year ended December 31, 2024, the proposal must receive “For” votes from the holders of a majority of shares present by virtual attendance or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

•
Proposal No. 3 – For the Reverse Split proposal, the proposal must receive “For” votes from the holders of a majority of the shares present by virtual attendance or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote are present at the meeting online or represented by proxy. On the Record Date, there were 46,315,018 shares outstanding and entitled to vote. Thus, the holders of 23,157,510 shares must be present at the Annual Meeting by virtual attendance or represented by proxy at the meeting to have a quorum. The inspector(s) of election appointed for the Annual Meeting will determine whether or not a quorum is present.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting by virtual attendance or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be disclosed in a current report on Form 8-K that we expect to file with the SEC within four business days after the

Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to disclose preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to disclose the final voting results.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
Requirements for stockholder proposals to be brought before an annual meeting.
Our amended and restated bylaws (“Bylaws”) provide that, for stockholder director nominations or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to our Chief Financial Officer at SpringBig Holdings, Inc., 621 NW 53rd Street, Suite 500, Boca Raton, Florida 33487. To be timely for the third annual meeting of stockholders following the effectiveness of our Certificate of Incorporation, a stockholder’s notice must be delivered to or mailed and received by our Chief Financial Officer at our principal executive offices between November 28, 2025 and December 26, 2025; provided that if the date of that annual meeting of stockholders is earlier than February 26, 2026, or later than May 27, 2026 you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the 90th day prior to the meeting date or, if later than the 90th day prior to such meeting date, the 10th day following the day on which public disclosure of that meeting date is first made. A stockholder’s notice to the Chief Financial Officer must also set forth the information required by our Bylaws.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS
Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors consists of five members, with Jeffrey Harris serving as Chairman. Our Bylaws provide for a classified Board of Directors divided into three classes, with the classes to be as nearly equal in number as possible, serving staggered terms as follows:
•	Class I, which consists of Matt Sacks and Mark Silver, whose terms will expire at SpringBig’s fourth annual meeting following the effectiveness of its Certificate of Incorporation;
•	Class II, which consists of Marc Shiffman, whose term expires at the Annual Meeting; and
•	Class III, which consists of Jeffrey Harris, and Sergey Sherman, whose terms will expire at SpringBig’s third annual meeting following the effectiveness of its Certificate of Incorporation.
At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. Our Certificate of Incorporation provides that the Board of Directors shall be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the Board.
Unless otherwise instructed, the proxyholders intend to vote the proxies held by them “FOR” the election of the director nominees. All of the nominees have indicated that they will be willing and able to serve as directors. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.
Recent Board Developments
On August 30, 2023, Amanda Lannert and on August 31, 2023, Steven Bernstein and Patricia Glassford resigned as members of the Board effective immediately on such dates, as applicable, including as a member of all Board committees of which they are a member. The resignations of such directors were not due to any disagreements with the Company or the Board on any matter relating to the Company’s operations, policies, or practices.
On September 1, 2023, (i) the Board determined that it would not be in the best interest of the Company or its shareholders to meet the continued listing requirements of the Nasdaq Capital Market, (ii) the Company notified the Nasdaq Stock Market LLC (“Nasdaq”) that it was withdrawing its appeal of the Nasdaq Listings Qualification staff’s delist determination dated March 7, 2023, for the Company’s failure to meet the market value of listed securities requirement in Nasdaq Listing Rule 5450(b)(2)(A) and (iii) the Company received a letter from Nasdaq confirming (a) the withdrawal of the appeal, (b) as a result of the withdrawal, the Company’s common stock and public warrants would be suspended at the open of business on September 5, 2023 and (c) Nasdaq would file a Form 25 Notification of Delisting with the Securities and Exchange Commission when all of its internal procedural periods have run, and such filing occurred on September 8, 2023. The letter also noted that the Company failed to meet the minimum bid price requirement in Nasdaq Listing Rule 5450(a)(1). Our Common Stock began trading on the OTCQX® Best Market under its same trading symbol “SBIG” on September 6, 2023.
As previously reported, on January 23, 2024 (the “Notes Closing Date”), SpringBig entered into a note purchase agreement pursuant to which it issued $6.4 million of 8% Senior Secured Convertible Promissory Notes due 2026 (the “Convertible Notes”) and $1.6 million of 12% Senior Secured Term Promissory Notes due 2026 (the “Term Notes”) in a private placement with the purchasers party thereto (the “Purchasers”). In connection with the closing of the notes, SpringBig entered into a Director Nomination Agreement (“Nomination Agreement”) on the same date with Shalcor Management, Inc., an Alberta corporation (“Shalcor”), and Lightbank II, L.P., a Delaware limited partnership (“Lightbank” and, together with Shalcor, the “Investors”), each of which is a Purchaser. Shalcor and Lightbank purchased $2,800,000 and $2,400,000 of Convertible Notes, respectively, and $700,000 and $600,000 of Term Notes, respectively.
Pursuant to the Nomination Agreement, the Investors have the right to appoint or nominate for election to the Board, as applicable, an aggregate of three individuals, to serve as directors of the Company, with two individuals designated as Class I directors of the Board and one individual designated as a Class II director of the Board. The Nomination Agreement provides that on the Notes Closing Date one of the Class I director nominees will be Matt Sacks, who is a Co-Managing Partner of Lightbank, and the Class II director nominee will be Shawn Dym, who is the Managing Director of Shalcor, and that the Investors will have the right to jointly designate one additional Class I director nominee to the Board on a date after the Closing Date. Effective at 12 noon Eastern time on the Notes Closing Date, Phil Schwarz and Jon Trauben resigned as members of the Board, including as members of the Audit Committee, and the Board decreased the size of the Board to five members. The resignations of such directors were not due to any disagreements with the Company or the Board on any matter relating to the Company’s operations, policies, or practices. The Board appointed Mr. Dym and Mr. Sacks to fill such vacancies. Except for the Nomination Agreement, Mr. Dym and Mr. Sacks were not selected pursuant to any arrangement or understanding between him and any other person.
On May 10, 2024, pursuant to the Nomination Agreement, the Board appointed Mark Silver as a Class I director of the Board. Except for the Nomination Agreement, Mr. Silver was not selected pursuant to any arrangement or understanding between him and any other person.
Effective at 12 noon on September 23, 2024, Mr. Dym resigned as a member of the Board. The resignation of Mr. Dym was not due to any disagreements with the Company or the Board on any matter relating to the Company’s operations, policies, or practices. On September 23, 2024, pursuant to the Nomination Agreement, the Board appointed Marc Shiffman as a Class II director of the Board. Except for the Nomination Agreement, Mr. Shiffman was not selected pursuant to any arrangement or understanding between him and any other person.
As of January 29, 2025, the Board comprised of Jeffrey Harris, Matt Sacks, Sergey Sherman, Marc Shiffman and Mark Silver.
Departure of Chief Executive Officer
Lead independent director Marc Shiffman, on behalf of the Board, is spearheading a comprehensive search to identify, evaluate and recommend qualified candidates to serve as the Company’s new Chief Executive Officer. Mr. Shiffman is leading the transition team.
On January 22, 2025, SpringBig Holdings, Inc. (and, together with its wholly owned subsidiary SpringBig, Inc., the “Company”) reported that Jeffrey Harris has announced his intention to separate from his position as the Company’s CEO and an employee of the Company. On January 15, 2025 (the “Execution Date”), the Board and Mr. Harris reached an understanding regarding his decision to separate from the Company. On the Execution Date, the Company and Mr. Harris entered into a Separation and Release of Claims Agreement (the “Harris Separation Agreement”) pursuant to which the last day of service for Mr. Harris as the CEO of the Company will be the latest of (a) March 31, 2025, (b) if requested by the Board, the date of the first annual meeting of the shareholders of the Company held after the Execution Date and (c) if requested by the Board, the date of the filing with the Securities and Exchange Commission of the SpringBig Holdings, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Harris Separation Date”).
From the Execution Date through the Harris Separation Date, Mr. Harris will be entitled to his current annualized base salary of $450,000. In addition, on the Harris Separation Date, the Company is required to grant Mr. Harris 250,000 restricted stock units pursuant to its Plan subject to vesting on the earlier of the occurrence of a Change of Control (as defined in the Plan) and March 31, 2026. Furthermore, the Company is required to pay Mr. Harris three percent (3%) of all Gaming Revenue (as defined below) for the calendar year 2025 and two percent (2%) of all Gaming Revenue for calendar year 2026 (the “Gaming Commissions”), to be paid quarterly no later than the 15th day of the month following each quarter end. However, Mr. Harris would be required to repay to the Company any Gaming Commissions the Company has paid with respect to Gaming Revenue earned from a customer that has terminated its relationship with the Company prior to the one year anniversary of the commencement of that relationship. “Gaming Revenue” means revenue generated by the Company from messaging tools designed to boost engagement across casinos, skilled gaming and sports betting but does not include revenue generated from leads provided by a member of the Board.
As previously disclosed, Mr. Harris is party to a Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement (the “Harris Nonsolicitation Agreement”) and a Noncompetition Agreement (the “Harris Noncompetition Agreement”), each dated as of November 8, 2021. The Harris Separation Agreement provides that both agreements will remain in full force and effect except (i) in both agreements, the Harris Separation Date would be deemed to be the termination of the relationship between the Company and Mr. Harris, (ii) in both agreements, the definition of “Business of the Company” was expanded to cover the gaming industry in addition to the cannabis industry, (iii) in the Harris Nonsolicitation Agreement, the periods of nonsolicitation were extended to 36 months after the Harris Separation Date from 12 months and (iv) in the Harris Noncompetition Agreement, the periods of noncompetition were extended to 36 months after the Harris Separation Date from 12 months.
The Company may terminate the Harris Separation Agreement immediately for Cause (as defined in the Harris Separation Agreement) in which case it would no longer be obligated to make any payments or provide any benefits to Mr. Harris. The Harris Separation Agreement also contains customary provisions relating to, among other things, a release of claims, return of property and non-disparagement.
In addition, Mr. Harris entered into a consulting agreement with the Company on the Execution Date, as set forth in Exhibit D to the Harris Separation Agreement (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Harris will provide the following services to the Company for a twelve-month period commencing on the Harris Separation Date: Mr. Harris will make himself available to the Board and senior management team of the Company to help with questions and issues that may arise, to help with key clients and prospect issues as needed, to help the Company with strategic planning and to be a constructive team player and collaborator to help in the Company’s success. As consideration for his services, Mr. Harris will receive a consulting fee of $450,000, payable in eighteen monthly installments of $25,000 each (the “Consulting Fee”). The Company may terminate the Consulting Agreement immediately for Cause (as defined in the Consulting Agreement), in which case it would no longer be obligated to pay the Consulting Fee. The Consulting Agreement also contains customary provisions relating to, among other things, assignment of inventions requirements.
Neither the Harris Separation Agreement nor the Consulting Agreement will have any effect on the Board service of Mr. Harris, and it is expected that following the Harris Separation Date Mr. Harris will continue to serve on the Board as a non-executive member. However, pursuant to the Harris Separation Agreement, Mr. Harris will not be entitled to cash fees as a Board member while providing services under the Harris Separation Agreement or the Consulting Agreement.
The foregoing descriptions of the Harris Separation Agreement and the Consulting Agreement to which it is attached do not purport to be complete and are qualified in their entirety by reference to their complete text, a copy of which has been attached as Exhibit 10.1, to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 22, 2025.
There are no family relationships between any of the members of our Board of Directors and our executive officers.
Nominee for Election to the Board of Directors
The following information describes the offices held, other business directorships and the term of service of each director nominee, as well as the experiences, qualifications, attributes or skills that caused the Board to determine that the director nominee should serve as a director. Beneficial ownership of equity securities for these director nominees is shown under “Security Ownership of Certain Beneficial Owners and Management” below.
Class II Director Nominee to Serve for a Term Expiring at the Fifth Annual Meeting.
Marc Shiffman, age 57, has served as a member of the Board of Directors, Lead Independent Director and member of the Audit Committee of SpringBig since his appointment by the Board on September 23, 2024. Mr. Shiffman is the former President and Chief Executive Officer, and served on the board of directors, at SMS Assist, a technology platform serving the property services management industry, which was acquired by Lessen Inc. in January 2023. Before being named CEO in April 2019, Mr. Shiffman was President and Chief Financial Officer. Mr. Shiffman currently serves on the Chicago Innovation Board of Advisors. Mr. Shiffman earned his bachelor’s degree in economics from the Wharton School of the University of Pennsylvania and his M.B.A. from The University of Chicago Booth School of Business.
We believe that Mr. Shiffman’s experience on our Board of Directors, as well as his extensive management and financial experience in technology businesses, make him well qualified to serve on SpringBig’s Board of Directors.

THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE ELECTION OF THE NAMED NOMINEE ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1.
Continuing Members of the Board of Directors
The following information describes the offices held, other business directorships, the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year, as well as the experiences, qualifications, attributes or skills that caused the Board to determine that the director should serve as a director. Beneficial ownership of equity securities for these directors is also shown under “Security Ownership of Certain Beneficial Owners and Management” below. As used herein, references to “Legacy SpringBig” are to SpringBig, Inc., a Delaware corporation, prior to the business combination, and a wholly-owned subsidiary of SpringBig Holdings, Inc. following the business combination.
Class I Directors (terms expiring at the fourth annual meeting)
Mark Silver, age 65, has served as a member of the Board of Directors since his appointment by the Board on May 10, 2024. Mr. Silver is President of Optus Capital Corporation. Mr. Silver has made significant real estate investments in both development stage and income producing properties in the residential, commercial and industrial sectors over his 36-year business career. Over the last 23 years, these investments have been made through his company, Optus Capital Corporation. Mr. Silver was a founding partner and Chief Executive Officer of Universal Energy, which was sold in 2009 to Just Energy Group Inc. He co-founded Direct Energy Marketing and grew the company to over $1.3 billion in revenues before selling to Centrica PLC (also known as British Gas) in 2000. Mr. Silver is Chairman and Chief Executive Officer of Eddy Smart Home Solutions Ltd.
We believe that Mr. Silver’s experience on our Board of Directors, as well as his extensive management and investment experience, make him well qualified to serve on SpringBig’s Board of Directors.
Matt Sacks, age 33, has served as a member of the Board of Directors since his appointment by the Board on January 23, 2024. Mr. Sacks brings extensive experience of investing in technology businesses from his role as Co-Managing Partner of Lightbank, which he has served since 2020, and previously as a Principal at New Enterprise Associates. Since 2018, Mr. Sacks has served as Executive Chairman of Luminary Media, a podcasting company he founded. From 2018 to 2020, Mr. Sacks served as Chief Executive Officer of Luminary Media. In addition, Mr. Sacks has served on the board of directors of Sparkplug Corporation since December 2022. He started his career as a member of the Technology, Media and Telecom investment banking team at Goldman Sachs.
We believe that Mr. Sacks’s experience on our Board of Directors, as well as his extensive experience investing in and managing technology businesses, make him well qualified to serve on SpringBig’s Board of Directors.
Class III Directors (terms expiring at the third annual meeting)
Jeffrey Harris, age 60, is the Chief Executive Officer and Chairman of the Board of Directors of SpringBig. Mr. Harris has been the CEO of Legacy SpringBig since founding the company and became CEO of SpringBig in connection with the closing of the merger. Prior to founding SpringBig, Mr. Harris also founded InteQ (formally SHC Direct LLC) in 1997, a leading customer relationship marketing company offering specialized expertise in the planning, implementation and ongoing execution of strategic loyalty programs. See above under the heading “—Departure of Chief Executive Officer.”
Mr. Harris is qualified to serve on the Board of Directors of SpringBig based on his substantial business, leadership and management experience as SpringBig’s Chief Executive Officer as well as his significant experience in the industry.
Sergey Sherman. Sergey Sherman, age 54, has served as a member of the Board of Directors of SpringBig since the closing of the merger on June 14, 2022. He has served as Tuatara’s Chief Financial Officer since its inception until June 2022 and brings over 20 years of professional experience across investment banking and finance with expertise in private equity, mergers and acquisitions, leveraged finance and credit. Mr. Sherman joined Tuatara Capital in 2019 and as Managing Director - Investments is responsible for all aspects of the investment process including origination, transaction structuring, due diligence, financing and portfolio management. Prior to Tuatara Capital, Mr. Sherman was a Managing Director at Société Générale’s investment banking group in the U.S. and was previously in the financial sponsors groups at RBC Capital Markets and J.P. Morgan. Prior to investment banking, he was an executive in the business development/mergers and acquisitions group at GE Capital. Mr. Sherman started his career as a nuclear submarine officer in the U.S. Navy. Mr. Sherman has a B.S. in Electrical Engineering from Carnegie Mellon University and holds an MBA from The George Washington University.

We believe Mr. Sherman’s experience in transaction execution, investment banking and the investing in the cannabis sector makes him well qualified to serve on SpringBig’s Board of Directors.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
The Board of Directors of SpringBig has determined that each of the directors on the Board of Directors of SpringBig other than Mr. Harris will qualify as independent directors, as defined under the listing rules of The Nasdaq Stock Market LLC (the “Nasdaq listing rules”), and the Board of Directors of SpringBig consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements, notwithstanding the fact that our Common Stock is no longer listed on Nasdaq.
Board Committees
The Board of Directors of SpringBig maintains an audit committee. The Board of Directors of SpringBig has adopted a charter for this committee, which complies with the applicable requirements of current SEC rules. A copy of the charter for this committee is available on the investor relations portion of SpringBig’s website.
Audit Committee
SpringBig’s audit committee consists of Marc Shiffman and Sergey Sherman. Mr. Sherman serves as chair of the audit committee. The Board of Directors has determined that each of the members of the audit committee satisfies the independence and other requirements of Nasdaq and Rule 10A-3 under the Exchange Act, including that each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements (even though our Common Stock is no longer listed on Nasdaq). In arriving at this determination, the Board of Directors of SpringBig examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
The Board of Directors of SpringBig has determined that the chair of the audit committee qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq listing rules (even though our Common Stock is no longer listed on Nasdaq). In making this determination, the Board of Directors of SpringBig considered Mr. Sherman’s formal education and previous experience in financial roles. Both SpringBig’s independent registered public accounting firm and management periodically meet privately with SpringBig’s audit committee.
The functions of this committee include, among other things:
•	approve the hiring, discharging and compensation of SpringBig’s independent auditors;
•	oversee the work of SpringBig’s independent auditors;
•	approve engagements of the independent auditors to render any audit or permissible non-audit services;
•	review the qualifications, independence and performance of the independent auditors;
•	review SpringBig’s financial statements and review SpringBig’s critical accounting policies and estimates;
•	review the adequacy and effectiveness of SpringBig’s internal controls; and
•	review and discuss with management and the independent auditors the results of SpringBig’s annual audit, SpringBig’s quarterly financial statements and SpringBig’s publicly filed reports.
The Board will consider director candidates recommended by stockholders. The Board does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Board to become nominees for election to the Board may do so by providing timely notice in writing to our Chief Financial Officer at c/o SpringBig Holdings, Inc., 621 NW 53rd Street, Suite 500, Boca Raton, Florida 33487. To be timely, we must receive the notice not less than 90 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, we must receive the stockholder’s notice (i) no earlier than the close of business on the 120th day prior to the proposed date of the annual meeting and (ii) no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Submissions must include the specific information required in Article III of our Bylaws. For additional information about our director nomination requirements, please see our Bylaws.

Meetings of The Board and Its Committees
The Board met 4 times during the fiscal year ended December 31, 2023 and 7 times during the fiscal year ended December 31, 2024. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee met 3 times, 1 time and 1 time, respectively, during the fiscal year ended December 31, 2023. On September 1, 2023, the Board abolished the Compensation Committee and the Nominating and Corporate Governance Committee following the suspension of the listing of its Common Stock and public warrants on Nasdaq on September 5, 2023 and the commencement of trading of its Common Stock on the the OTCQX® Best Market under its same trading symbol “SBIG” on September 6, 2023. The Audit Committee met 4 times during the fiscal year ended December 31, 2024. Each director attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the fiscal year ended December 31, 2023 and December 31, 2024 for which he or she was a director or committee member.
Code of Business Conduct and Ethics for Employees, Executive Officers and Directors
Our Board of Directors has adopted a Code of Ethics and Business Conduct (the “Code of Conduct”) that is applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.springbig.com. Our Board of Directors is responsible for overseeing the Code of Conduct and the Board of Directors must approve any waivers of the Code of Conduct for executive officers and directors.
Stockholder Communications with the Board
Our stockholders wishing to communicate with the Board or an individual director may send a written communication to the Board or such director c/o 621 NW 53rd Street, Suite 500, Boca Raton, Florida 33487, Attn: Paul Sykes, Chief Financial Officer. The Chief Financial Officer will review each communication. The Chief Financial Officer will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Chief Financial Officer will discard the communication or inform the proper authorities, as may be appropriate.
Report of the Audit Committee of the Board
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2023 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023.

Shawn Dym (Chairman)

Sergey Sherman

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any of our filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Executive Officers
Our executive officers as of the date of this proxy statement are as follows:

Name	Age	Position
Jeffrey Harris	60	Chief Executive Officer
Paul Sykes	59	Chief Financial Officer

Jeffrey Harris also serves as a member and Chairman of the Board of Directors of SpringBig. See above under the heading “—Departure of Chief Executive Officer.”
Paul Sykes is the Chief Financial Officer of SpringBig. Mr. Sykes has been the CFO of Legacy SpringBig since April 2021 and became CFO of SpringBig in connection with the closing of the merger. Prior to joining SpringBig, Mr. Sykes was Chief Financial Officer of dmg information, the U.S. based business information group of London stock exchange listed DMGT plc, from 1997 to 2017; and from 2018 through 2020 was CFO and COO of Nordis Technologies. Particularly from his tenure at dmg information, Mr. Sykes has substantial experience of executing acquisition transactions and operating in a public environment. Mr. Sykes started his career with KPMG in the United Kingdom.
Departure of Chief Financial Officer
Lead independent director Marc Shiffman, on behalf of the Board, is spearheading a comprehensive search to identify, evaluate and recommend qualified candidates to serve as the Company’s new Chief Financial Officer. Mr. Shiffman is leading the transition team.
On January 22, 2025, the Company reported that Paul Sykes has announced his intention to separate from his position as the Company’s CFO and an employee of the Company. On the Execution Date, the Board and Mr. Sykes reached an understanding regarding his decision to separate from the Company. On the Execution Date, the Company and Mr. Sykes entered into a Separation and Release of Claims Agreement (the “Sykes Separation Agreement”) pursuant to which the last day of service for Mr. Sykes as the CFO of the Company will be June 14, 2025 (the “Sykes Separation Date”).
From the Execution Date through the Sykes Separation Date, Mr. Sykes will be entitled to his current annualized base salary of $364,000. On the Sykes Separation Date, Mr. Sykes will be entitled to an aggregate bonus of $227,500.05, payable in fifteen semimonthly installments of $15,166.67. In addition, on the Sykes Separation Date, the Company is required to accelerate the vesting of 86,667 restricted stock units previously granted to Mr. Sykes pursuant to the Plan. Furthermore, if Mr. Sykes timely and properly elects COBRA continuation coverage under the Company’s health plan, the Company will generally be required to contribute up to $1,228.93 per month toward premiums under the health plan for up to twelve months following the Sykes Separation Date.
As previously disclosed, Mr. Sykes is party to a Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement and a Noncompetition Agreement, each dated as of November 8, 2021. The Sykes Separation Agreement provides that both agreements will remain in full force and effect except (i) in both agreements, the Sykes Separation Date would be deemed to be the termination of the relationship between the Company and Mr. Sykes and (ii) in both agreements, the definition of “Business of the Company” was expanded to cover the gaming industry in addition to the cannabis industry.
The Company may terminate the Sykes Separation Agreement immediately for Cause (as defined in the Sykes Separation Agreement) in which case it would no longer be obligated to make any payments or provide any benefits to Mr. Sykes. The Sykes Separation Agreement also contains customary provisions relating to, among other things, a release of claims, return of property and non-disparagement.
The foregoing description of the Sykes Separation Agreement does not purport to be complete and is qualified in its entirety by reference to its complete text, a copy of which has been attached as Exhibit 10.2, to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 22, 2025.

PROPOSAL NO. 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Withum Smith+Brown, PC (“Withum”), as our independent registered public accounting firm for the fiscal year ended December 31, 2024 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Withum are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Withum as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Withum to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Withum. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
Vote Required
The affirmative vote of the holders of a majority of the shares present by virtual attendance or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Withum.
DISMISSAL AND ENGAGEMENT IN AUDITORS
As previously reported, on April 9, 2024, the Audit Committee approved the dismissal of Marcum LLP (“Marcum”) as its independent registered public accounting firm, with immediate effect.
The audit reports of Marcum on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2023 and December 31, 2022, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
During the Company’s fiscal years ended December 31, 2023 and December 31, 2022 and during the subsequent interim period from January 1, 2024 through April 9, 2024, (i) there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to Marcum's satisfaction, would have caused Marcum to make reference to the subject matter of the disagreement in connection with its reports, and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K, other than the previously disclosed material weaknesses in the Company's internal control over financial reporting related to our lack of accounting personnel with adequate expertise in United States generally accepted accounting principles and inadequate independent reviews and effective controls related to the preparation of consolidated financial statements, related notes thereto, account analyses, account summaries and account reconciliations, as well as information technology deficiencies in the design and implementation of change management and user access controls over financial information technology applications.
On April 9, 2024, the Audit Committee of the Company approved the appointment of WithumSmith+Brown, PC (“Withum”) as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024. Withum will replace Marcum LLP as the Company’s independent registered public accounting firm, with its engagement effective April 11, 2024.
During the fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through the date the engagement became effective, neither the Company, nor anyone acting on its behalf, consulted Withum regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company by Withum that Withum concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K or a reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following tables present the aggregate fees billed by Withum Smith+Brown, PC for the fiscal year ended December 31, 2024, and Marcum LLP to us for the fiscal year ended December 31, 2023.

	December 31,
	2024(1)	2023
	(in thousands)
Audit Fees	$246	$682
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$246	$682

(1)	Audit is not yet complete. Fees will increase until completion of audit.
All fees incurred subsequent to the closing of the business combination in June 2022 were pre-approved by our Audit Committee.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of Withum as our independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.
On an ongoing basis, management communicates specific projects and/or categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and scope of services and through discussions with Withum and management, advises management if the Audit Committee approves the engagement of Withum. The Audit Committee authorizes its chair to pre-approve all non-audit services on behalf of the Audit Committee during periods between regularly scheduled meetings, subject to ratification by the Audit Committee. On a periodic basis, management and/or Withum reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The services performed by Withum may include audit services, audit-related services, tax services, and, in limited circumstances, other services.
During the year ended December 31, 2023, the Audit Committee approved all of the services provided by Marcum LLP in accordance with the foregoing policies and procedures. During the year ended December 31, 2024, the Audit Committee approved all of the services provided by Withum in accordance with the foregoing policies and procedures.
THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE RATIFICATION OF THE APOINTMENT OF WITHUM AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2024, WHICH IS DESIGNATED AS PROPOSAL NO. 2.

PROPOSAL NO. 3 – APPROVAL OF THE ADOPTION OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE SPLIT OF OUR COMMON STOCK
General
The Board has unanimously approved and declared advisable, and has recommended that the stockholders approve the adoption of, an amendment to the Certificate of Incorporation to effect the Reverse Split of our Common Stock at any whole number between, and inclusive of, 5-for-1 to 100-for-1 (the “Amendment”). Approval of this Proposal No. 3 will grant the Board the authority, but not the obligation, to file the Amendment to effect the Reverse Split no later than March 27, 2026, with the exact ratio and timing of the Reverse Split to be determined at the discretion of the Board. The exact split ratio selected by the Board will be publicly announced prior to the effectiveness of the Reserve Split. The Board’s decision whether or not (and when) to effect the Reverse Split, and at what whole number ratio to effect the Reverse Split, will be based on a number of factors, including market conditions, existing and anticipated trading prices for our Common Stock. The Board believes that providing the Board with this generalized grant of authority with respect to setting the split ratio, rather than mere approval of a pre-defined reverse stock split, will give the Board the flexibility to set the ratio in accordance with current market conditions and therefore allow our Board of Directors to act in the best interests of the Company and our stockholders. If the Board does not implement the Reverse Split before March 27, 2026, the authority granted in this proposal to file the Amendment to effect the Reverse Split would terminate. Further, if the stockholders do not approve this Proposal No. 3, the Board will not be authorized to file the Amendment to effect the Reverse Split.
The form of Amendment relating to this Proposal No. 3, which we would file with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) to implement the Reverse Split, is attached to this Proxy Statement as Appendix A. The text of Appendix A remains subject to modification to include such changes as may be required by the Delaware Secretary of State and as our Board deems necessary or advisable to implement the Reverse Split.
Rationale for a Reverse Split
The primary purpose for effecting the Reverse Split is to increase the per-share trading price of our Common Stock so we can:
•
broaden the pool of investors that may be interested in investing in our Company by attracting new investors who would prefer not to invest, or cannot invest, in shares that trade at lower share prices; and

•	make our Common Stock a more attractive investment to institutional investors.
In evaluating the Reverse Split, the Board has considered and will continue to consider negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by many investors, analysts and other stock market participants, including their awareness that the trading prices of the common stock of some companies that have effected reverse stock splits have subsequently declined to pre-reverse stock split levels. In recommending the Reverse Split, the Board determined that it believes the potential benefits of the Reverse Split significantly outweigh these potential negative factors.
Potential Advantages of a Reverse Split
The Board is seeking authority to effect the Reverse Split with the primary intent of increasing the price of our Common Stock to make our Common Stock more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Split is in our and our stockholders’ best interests.
The Board believes that an increased stock price could encourage investor interest and improve the marketability of our Common Stock to a broader range of investors, and thus enhance our liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of our Common Stock may result in an investor paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were higher. The Board believes that the higher share price that may result from the Reverse Split could enable institutional investors and brokerage firms with such policies and practices to invest in our Common Stock.

Potential Risks from a Reverse Split
We cannot assure you that the total market capitalization of our Common Stock after the implementation of the Reverse Split will be equal to or greater than the total market capitalization before the Reverse Split or that the per-share market price of our Common Stock following the Reverse Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding in connection with the Reverse Split. Also, we cannot assure you that the Reverse Split will lead to a sustained increase in the trading price of our Common Stock. The trading price of our Common Stock may change due to a variety of other factors, including our ability to successfully accomplish our business goals, market conditions and the market perception of our business. You should also keep in mind that the implementation of the Reverse Split does not affect the actual or intrinsic value of our business or a stockholder’s proportional ownership in our Company (subject to the treatment of fractional shares). If the overall value of our Common Stock declines after the proposed Reverse Split, however, then the actual or intrinsic value of the shares of our Common Stock will also proportionally decrease as a result of the overall decline in value.
Further, the Reverse Split may reduce the liquidity of our Common Stock, given the reduced number of shares that would be outstanding after the Reverse Split, particularly if the expected increase in stock price as a result of the Reverse Split is not sustained. For instance, the proposed Reverse Split may increase the number of stockholders who own odd lots (fewer than 100 shares) of our Common Stock, creating the potential for those stockholders to experience an increase in the cost of selling their shares and greater difficulty in selling those shares. If we effect the Reverse Split, the resulting per-share stock price may nevertheless fail to attract institutional investors and may not satisfy the investing guidelines of such investor and, consequently, the trading liquidity of our Common Stock may not improve.
Although we expect the Reverse Split to result in an increase in the market price of our Common Stock, the Reverse Split may not result in a permanent increase in the market price of our Common Stock, which would depend on many factors, including general economic, market and industry conditions and other factors described from time to time in the reports we file with the SEC.
Effect of the Reverse Split
If our stockholders approve the Reverse Split and the Board elects to effect the Reverse Split, the number of outstanding shares of Common Stock will be reduced in proportion to the ratio of the split chosen by the Board (subject to the treatment of fractional shares), while the number of authorized shares of Common Stock will remain at 300,000,000. As of the effective time of the Reverse Split, we would also adjust and proportionally decrease the number of shares of our Common Stock reserved for issuance upon exercise of, and adjust and proportionally increase the exercise price of, all options and warrants and other rights to acquire our Common Stock. We would also proportionally reduce the number of shares that are issuable on vesting of outstanding restricted stock awards. In addition, as of the effective time of the Reverse Split, we would adjust and proportionally decrease the total number of shares of our Common Stock that may be the subject of future grants under the 2022 Plan (as defined below).
The Reverse Split would be effected simultaneously for all outstanding shares of our Common Stock. The Reverse Split would affect all of our stockholders uniformly and would not change any stockholder’s percentage ownership interest in our Company (other than as a result of the payment of cash in lieu of fractional shares). We would not issue fractional shares in connection with the Reverse Split. Instead, a stockholder who owns a number of shares not evenly divisible by the Reverse Split ratio would receive cash in lieu of any fractional share resulting from the Reverse Split upon surrender to the transfer agent of any certificates and a properly completed and executed transmittal letter. The Reverse Split would not change the terms of our Common Stock. The Reverse Split is not intended as, and would not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.
After the effective time of the Reverse Split, our Common Stock will have new CUSIP numbers, which is a number used to identify our equity securities, and investors holding stock certificates with the older CUSIP numbers will need to exchange them for stock certificates with the new CUSIP numbers by following the procedures described below.
We are subject to the periodic reporting and other requirements of the Exchange Act. The implementation of the Reverse Split will not affect the registration of our Common Stock under the Exchange Act, and following the Reverse Split, we could continue to be subject to the periodic reporting requirements of the Exchange Act. Our

Common Stock would continue to be listed on the OTCQX or OTCQB, as applicable, under the symbol “SBIG” immediately following the Reverse Split, although it is likely that OTCQX or OTCQB, as applicable, would add the letter “D” to the end of the trading symbol for a period of 20 trading days after the effective date of the Reverse Split to indicate that the Reverse Split had occurred.
The following table contains approximate number of issued and outstanding shares of Common Stock, and the estimated per share trading price following a 5-for-1 to 100-for-1 Reverse Split, without giving effect to any adjustments for fractional shares of Common Stock or the issuance of any derivative securities, as of January 29, 2025.

	Prior to the Reverse Split	Assuming a 5-for-1 Reverse Split	Assuming a 10-for-1 Reverse Split	Assuming a 25-for-1 Reverse Split	Assuming a 50-for-1 Reverse Split	Assuming a 100-for-1 Reverse Split
Number of Shares of Common Stock Authorized	300,000,000	300,000,000	300,000,000	300,000,000	300,000,000	300,000,000
Number of Shares of Common Stock Issued and Outstanding	46,315,018	9,263,003	4,631,501	1,852,600	926,300	463,150
Number of Shares of Common Stock Reserved for Issuance(1)	70,782,964	14,156,592	7,078,296	2,831,318	1,415,659	707,829
Number of Shares of Common Stock Authorized but Unissued and Unreserved	182,902,018	276,580,405	288,290,203	295,316,082	297,658,041	298,829,021
Price per Share(2)	$0.058	$0.290	$0.580	$1.450	$2.900	$5.800
Weighted-average Exercise Price of Outstanding Options	$0.570	$2.850	$5.700	$14.250	$28.500	$57.000
Weighted-average Exercise Price of Outstanding Warrants	$11.500	$57.500	$115.000	$287.500	$575.000	$1,150.000

(1)
Includes (i) options to purchase an aggregate of 2,257,073 shares of our Common Stock, (ii) warrants to purchase an aggregate of 16,000,000 shares of our Common Stock, (iii) 2,665,852 shares of our Common Stock underlying unvested restricted stock units, (iv) 3,790,572 shares of our Common Stock reserved for future issuance under our 2022 Plan and (v) 46,069,467 shares of our Common Stock subject to Convertible Notes stock conversion.

(2)	Based on the closing price of our Common Stock on January 29, 2025.
If the Board does not implement the Reverse Split before March 27, 2026, the authority granted in this proposal to file the Amendment to effect the Reverse Split would terminate.
Our directors and executive officers have no substantial interests, directly or indirectly, in the Reverse Split, except to the extent of their ownership in shares of our Common Stock and securities convertible or exercisable for our Common Stock, which shares and securities would be subject to the same proportionate adjustment in accordance with the terms of the Reverse Split as all other outstanding shares of our Common Stock and securities convertible into or exercisable for our Common Stock.
Authorized Shares of Common Stock
We are currently authorized under our Certificate of Incorporation to issue up to a total of 350,000,000 shares of capital stock, comprised of 300,000,000 shares of our Common Stock and 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). As of January 29, 2025, a total of 46,315,018 shares of our Common Stock and no shares of Preferred Stock are outstanding. While the Reverse Split would decrease the number of outstanding shares of our Common Stock, it would not change the number of authorized shares under our Certificate of Incorporation. Consequently, the practical effect of the Reverse Split would be to substantially increase the number of shares of Common Stock available for issuance under our Certificate of Incorporation. The Board believes that such an increase is in our and our stockholders’ best interests because it would give us greater flexibility to issue shares of Common Stock in connection with possible future financings, joint ventures and acquisitions, as well as under the 2022 Plan and for other general corporate purposes. Although we do not currently have any plans, undertakings, arrangements, commitments or agreements, written or oral, for the issuance of the additional shares of Common Stock that would become available for issuance if the Reverse Split is effected, we believe it would be advantageous to have the shares available for the purposes described above in the future.
By increasing the number of authorized but unissued shares of Common Stock, the Reverse Split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board. For example, the Board might be able to delay or impede a takeover or transfer of control of our Company by causing such additional authorized but unissued shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines, in the exercise of its fiduciary duties, is not in the best interests of our Company or our stockholders. The Reverse Split could therefore have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the Reverse Split could limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The Reverse Split could have the effect of providing the Board with additional means to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business, including making it more difficult for stockholders to remove directors. The Board is not aware of any attempt to take control of our Company and did not authorize the Reverse Split with the intention of using it as a type of anti-takeover device.
Procedure for Effecting the Reverse Split
If our stockholders approve the adoption of the Amendment to effect the Reverse Split and if the Board continues to believe that the Reverse Split is in the best interests of the Company and our stockholders, on a date no later than March 27, 2026, the Board would cause the Amendment to be filed with the Delaware Secretary of State to effect the Reverse Split at a whole number ratio between 5-for-1 and 100-for-1, as selected by the Board in its sole discretion and publicly disclosed prior to the effectiveness of the Reverse Split. We would file the Amendment with the Delaware Secretary of State so that it becomes effective at the time the Board determines to be appropriate. The Board may delay effecting the Amendment without resoliciting stockholder approval to any time before March 27, 2026. The Amendment would become effective at the time that it is filed with the Delaware Secretary of State or at such later effective date and time as specified in the Amendment.
Record and Beneficial Stockholders
If the Reverse Split is implemented, all of our registered holders of Common Stock who hold their shares electronically in book-entry form with our transfer agent, Continental Stock Transfer & Trust Company (“Continental”), will receive a statement from Continental reflecting the number of shares of our Common Stock registered in their accounts, along with payment in lieu of any fractional shares. No action needs to be taken to receive post-Reverse Split shares and payment in lieu of fractional shares (if any) because the exchange will be automatic. Stockholders holding certificated shares (i.e., shares represented by one or more physical stock certificates) will be requested to exchange their old stock certificate or certificates (“Old Certificates”) for shares held in book-entry form through the Depositary Trust Company’s Direct Registration System representing the appropriate number of whole shares of our Common Stock resulting from the Reverse Split. Continental will furnish to stockholders of record upon the effective time of the Reverse Split the necessary materials and instructions for the surrender and exchange of their Old Certificates at the appropriate time. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the effective time of the Reverse Split, Continental will send a transmittal letter to each stockholder advising such holder of the procedure for surrendering Old Certificates in exchange for new shares held in book-entry form and payment in lieu of fractional shares (if any). You would not be able to use your Old Certificates representing pre-split shares for either transfers or deliveries. Accordingly, you must exchange your Old Certificates to effect transfers or deliveries of your shares.

Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Split and making payment for fractional shares than those that we would put in place for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.
Fractional Shares
No fractional shares of Common Stock will be issued as a result of the Reverse Split. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the Reverse Split, we will pay cash (without interest) equal to such fraction multiplied by the average of the closing sales prices of our Common Stock on the OTCQX or OTCQB, as applicable, during regular trading hours for the five consecutive trading days immediately preceding the effective date of the Reverse Split (with such average closing sales prices being adjusted to give effect to the Reverse Split). After the Reverse Split, a stockholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest except to receive payment as described above.
We do not anticipate the aggregate cash amount we pay for fractional interests to be material to us.
Effect on Options, Warrants, Preferred Stock and Other Securities
All outstanding options, warrants, preferred stock and other securities entitling their holders to purchase shares of our Common Stock would be adjusted as result of the Reverse Split, as required by the terms of each security. In particular, the conversion ratio for each security would be reduced proportionately, and the exercise price, if applicable, would be increased proportionately, in accordance with the terms of each security and based on the exchange ratio implemented in the Reverse Split. We would also proportionately reduce the number of shares that are issuable on vesting of outstanding restricted stock awards.
Accounting Matters
The Reverse Split would not affect the par value of our Common Stock per share, which would continue to be $0.0001 par value per share, while the number of outstanding shares of Common Stock would decrease in accordance with the Reverse Split ratio (without taking into account the payment of cash in lieu of fractional shares). As a result, as of the effective time of the Reverse Split, the stated capital attributable to our Common Stock on our balance sheet would decrease and the additional paid-in capital account on our balance sheet would increase by an offsetting amount. Following the Reverse Split, the reported per share net income or loss would be higher because there would be fewer shares of Common Stock outstanding, and we would adjust historical per share amounts in our future financial statements.
Discretionary Authority of the Board to Abandon the Reverse Split
The Board reserves the right to abandon the Reverse Split without further action by our stockholders at any time before the effectiveness of the Amendment with the Delaware Secretary of State, even if our stockholders have approved the Amendment to effect the Reverse Split at the Annual Meeting. By voting in favor of this proposal, you are expressly also authorizing the Board to determine not to proceed with, and abandon, the Reverse Split, if the Board should so decide.
No Appraisal or Dissenters’ Rights
Neither Delaware law, the Certificate of Incorporation, nor our Bylaws provide for appraisal or other similar rights for dissenting stockholders in connection with this proposal. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares, and we will not independently provide stockholders with any such right.
Material U.S. Federal Income Tax Consequences of the Reverse Split
The following discussion is a summary of the material U.S. federal income tax consequences of the Reverse Split to U.S. Holders (as defined below). This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated under the Code, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date of this Proxy Statement. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the proposed Reverse Split.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Common Stock who or that, for U.S. federal income tax purposes, is or is treated as:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust if (1) its administration is subject to the primary supervision of a court within the United States and all of its substantial decisions are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This discussion is limited to U.S. Holders who hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a U.S. Holder, including the effect of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to U.S. Holders that are subject to special rules, including, without limitation:
•	Financial institutions;
•	Insurance companies;
•	Real estate investment trusts;
•	Regulated investment companies;
•	Grantor trusts;
•	Tax-exempt organizations;
•	Dealers or traders in securities or currencies;
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);
•	U.S. Holders having a functional currency other than the U.S. dollar;
•	persons who hold or received our Common Stock pursuant to the exercise of any employee share option or otherwise as compensation;
•	tax-qualified retirement plans;
•	U.S. Holders who hold our Common Stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for federal U.S. federal income tax purposes; and
•	U.S. Holders who actually or constructively own 10% or more of our voting stock.
If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purposes) holding our Common Stock and the partners in such entities should consult their tax advisors regarding the U.S. federal income tax consequences of the Reverse Split to them.

In addition, the following discussion does not address the U.S. federal estate and gift tax, alternative minimum tax, or state, local and non-U.S. tax law consequences of the Reverse Split. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the Reverse Split, whether or not they are in connection with the Reverse Split.
This discussion is for general information only and is not intended to be, and should not be construed as, tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all stockholders. Holders of our Common Stock are urged to consult their respective tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of the Reverse Split to them in light of their particular circumstances.
Tax Consequences of the Reverse Split to U.S. Holders
The Reverse Split is intended to qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code for U.S. federal income tax purposes. Assuming the Reverse Split so qualifies, a U.S. Holder generally will not recognize gain or loss upon the Reverse Split for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of our Common Stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of our Common Stock received pursuant to the Reverse Split will be equal to the aggregate adjusted tax basis of the shares of our Common Stock exchanged therefor (reduced by the amount of such basis that is allocated to any fractional share of our Common Stock). The U.S. Holder’s holding period in the shares of our Common Stock received pursuant to the Reverse Split will include the holding period in the shares of our Common Stock exchanged therefor. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of Common Stock surrendered in a recapitalization to shares received in the recapitalization. U.S. Holders who acquired our Common Stock on different dates and at different prices should consult their tax advisors regarding the appropriate allocation of their tax basis and holding period of such shares.
A U.S. Holder that receives cash in lieu of a fractional share of our Common Stock in the Reverse Split will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of such U.S. Holder’s aggregate adjusted tax basis in the shares of our Common Stock surrendered that is allocated to such fractional share. Such capital gain or loss will be short term if the pre-Reverse Split shares were held for one year or less at the effective time of the Reverse Split and long term if held for more than one year. The deductibility of capital losses is subject to limitation.
A stockholder of our Common Stock may be subject to information reporting and backup withholding on cash paid in lieu of a fractional share in connection with the proposed Reverse Split. A stockholder of our Common Stock will be subject to backup withholding (currently at a rate of 24%) if such stockholder is not otherwise exempt and such stockholder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a stockholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS Stockholders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
This discussion is for general information only and is not tax advice. It does not discuss all aspects of taxation that may be relevant to a particular stockholder in light of such stockholder’s circumstances and income tax situation. Accordingly, stockholders should consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the Reverse Split arising under the U.S. federal estate or gift tax laws or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable income tax treaty.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE REVERSE SPLIT PROPOSAL, WHICH IS DESIGNATED AS PROPOSAL NO. 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of the Common Shares as of January 29, 2025 by:
•	each person known by the Company to be the beneficial owner of more than 5% of outstanding Common Shares;
•	each of the Company’s named executive officers and directors; and
•	all executive officers and directors of the Company as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The ownership percentages set forth in the table below are based on 46,315,018 Common Shares issued and outstanding as of January 29, 2025 and unless otherwise noted below, do not take into account the issuance of any Common Shares issuable (i) upon exercise of warrants or (ii) underlying vested incentive equity awards, where the number of shares underlying such awards is not determinable until the actual payment date of such awards. For information on the ownership of incentive equity awards by our named executive officers, please refer to “Executive and Director Compensation—Outstanding Equity Awards at Fiscal Year End.” However, shares that a person has the right to acquire within 60 days of January 29, 2025 are deemed issued and outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed issued and outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, we believe the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Shares.
Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of common stock beneficially owned by such person. Except as otherwise noted below, the address for persons or entities listed in the table is c/o SpringBig Holdings, Inc., 621 NW 53rd Street, Ste. 500, Boca Raton, FL 33487. Unless otherwise indicated, the number of shares of Common Stock issuable to the holder of any Convertible Notes reported in the table below does not give effect to any accrued and unpaid interest that is payable by adding such interest to the outstanding amount owing under the Convertible Notes.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock(1)
5% Stockholders
Lightbank Asset Management, LLC(2)	16,000,000	25.7
Medici Holdings V, Inc.	4,743,120	10.2
Tuatara Capital Fund, II, L.P.(3)	4,470,000	9.7
AWM Investment Company, Inc.(4)	3,103,193	6.7
Executive Officer and Directors of the Company
Jeffrey Harris(5)	7,300,756	15.3
Paul Sykes(6)	684,850	1.5
Matt Sacks	—	—
Marc Shiffman	—	—
Mark Silver(7)	19,733,333	29.9
Sergey Sherman	—	—
All directors and named executive officers of SpringBig as a group post-business combination (6 individuals):	27,718,939	41.0

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)
The percentage of beneficial ownership of the Company is calculated based on 46,315,018 shares of common stock outstanding as of January 29, 2025, which includes the shares of common stock issued to the stockholders of SpringBig in connection with the business combination. Unless otherwise indicated, the business address noted for each of the foregoing entities or individuals is 621 NW 53rd Street, Ste. 500, Boca Raton, FL 33487.

(2)	Based on a Schedule 13D filed by Lightbank Asset Management, LLC on August 8, 2024. Consists of shares of Common Stock issuable upon conversion of the Convertible Notes. The Convertible Notes are held for the account of Lightbank II, L.P. (“Lightbank II”), an investment fund managed by Lightbank Asset Management LLC, a Delaware limited liability company (“LAM”), which are convertible into 16,000,000 shares of Common Stock within 60 days of August 1, 2024 (the “Event Date”). Eric Lefkofsky (“Mr. Lefkofsky” and, together with LAM, the “Reporting Persons”) is the Co-Managing Partner of LAM. As a result, each of LAM and Mr. Lefkofsky share the power to vote and the power to direct the disposition of all securities of the Company reported herein. Thus, each of LAM and Mr. Lefkofsky may be deemed to beneficially own 16,000,000 shares of Common Stock deemed issued and outstanding as of such date. The principal business address for each of the beneficial owners is 600 West Chicago Avenue, Chicago, Illinois 60654.
(3)
Based on a Schedule 13G filed by TCAC Sponsor, LLC on February 9, 2022. Includes 3,870,000 shares of common stock held by TCAC Sponsor, LLC (the “Sponsor”) and 600,000 shares of common stock held by Tuatara Capital Fund II, L.P. Tuatara Capital Fund II, L.P. (“Fund II”) is the sole member of TCAC Sponsor, LLC. Accordingly, shares of common stock held by TCAC Sponsor, LLC may be attributed to Fund II. Fund II is controlled by a board of managers comprised of three individuals - Albert Foreman, Mark Zittman and Marc Riiska. Any action by our sponsor with respect to our company or the founders’ shares, including voting and dispositive decisions, requires a majority vote of the managers of the board of managers of Fund II. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of Fund II’s managers, none of the managers is deemed to be a beneficial owner of our sponsor’s securities, even those in which he holds a pecuniary interest. Accordingly, none of the managers is deemed to have or share beneficial ownership of the founders’ shares held by the Sponsor. The principal business address for each of the beneficial owners is 655 Third Avenue, 8th Floor, New York, New York 10017.

(4)
Based on a Schedule 13G filed by AWM Investment Company, Inc., a Delaware corporation (“AWM”) on November 14, 2024. AWM is the investment adviser to Special Situations Cayman Fund, L.P. (“CAYMAN”), Special Situations Fund III QP, L.P. (“SSFQP”) and Special Situations Private Equity Fund, L.P. (“SSPE”). (CAYMAN, SSFQP and SSPE will hereafter be referred to as the “Funds”). As the investment adviser to the Funds, AWM holds sole voting and investment power over 225,999 shares of Common Stock held by CAYMAN, 774,001 shares of Common Stock held by SSFQP and 2,103,193 shares of Common Stock held by SSPE. David M. Greenhouse (“Greenhouse”) and Adam C. Stettner (“Stettner”) are members of: SSCayman, L.L.C., a Delaware limited liability company (“SSCAY”), the general partner of CAYMAN; MGP Advisers Limited Partnership, a Delaware limited partnership (“MGP”), the general partner of SSFQP and MG Advisers, L.L.C., a New York limited liability company (“MG”), the general partner of SSPE. Greenhouse and Stettner are also controlling principals of AWM. The principal business address for AWM is c/o Special Situations Funds, 527 Madison Avenue, Suite 2600, New York, NY 10022.

(5)
Includes 1,066,666 shares of Common Stock issuable upon conversion of the Convertible Notes. Includes the shares of common stock held by Medici Holdings V, Inc., an estate planning vehicle through which Mr. Harris shares ownership with family members of Mr. Harris and for which Mr. Harris may be deemed to have investment discretion and voting power. Includes 265,365 options exercisable for shares of common stock within 60 days.

(6)	Includes 166,666 shares of Common Stock issuable upon conversion of the Convertible Notes. Includes 111,167 options exercisable for shares of common stock within 60 days.
(7)
Consists of shares of Common Stock issuable upon conversion of the Convertible Notes held of record by Shalcor Management, Inc. Mark Silver is the President of Shalcor Management, Inc. and as such could be deemed to share voting control and investment power over shares that may be deemed to be beneficially owned by Shalcor Management, Inc., but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

EXECUTIVE AND DIRECTOR COMPENSATION
Unless the context otherwise requires, all references in this “Executive and Director Compensation” section to “we,” “us,” “our,” “SpringBig,” or the “Company” refer to SpringBig, Inc. prior to the consummation of the business combination.
This discussion may contain forward-looking statements that are based on SpringBig’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that it adopts following the completion of the business combination may differ materially from the currently planned programs summarized in this discussion. All equity amounts in this section are shown on a pre-business combination basis.
SpringBig’s named executive officers, including its principal executive officer and the next two most highly compensated executive officers, as of December 31, 2024, were:
•	Jeffrey Harris, SpringBig’s Chief Executive Officer;
•	Paul Sykes, SpringBig’s Chief Financial Officer; and
•	Navin Anand, SpringBig’s Former Chief Technology Officer.
Table
The following table provides information regarding the compensation earned by or paid to SpringBig’s named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jeffrey Harris Chief Executive Officer	2024	$450,000	$—	$—	$—	$—	$—	$450,000
	2023	$450,000	$—	$254,800	$—	$—	$—	$704,800
Paul Sykes Chief Financial Officer	2024	$362,833	$—	$—	$—	$—	$—	$362,833
	2023	$350,000	$175,000	$105,350	$—	$—	$—	$630,350
Navin Anand Former Chief Technology Officer(1)	2024	$—	$—	$—	$—	$—	$—	$0
	2023	$242,475	$—	$—	$—	$—	$—	$242,475

(1)	Mr. Anand was appointed Chief Technology Officer of Legacy SpringBig effective April 12, 2021. Mr. Anand’s employment as Chief Technology Officer ceased effective December 8, 2023.
(2)
The amount reported in this column for Mr. Sykes consists of $175,000 paid in connection with the performance of the Company during 2022 pursuant to the Executive Employment Agreement, dated November 8, 2021 by and between SpringBig and Mr. Sykes.

(3)
Amounts represent the aggregate grant date fair value of restricted stock granted to our named executive officers computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock units (“RSUs”) reported in this column are set forth in Note 15 — Stock Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 1, 2024. These amounts do not reflect the actual economic value that may be realized by the named executive officer. The aggregate number of shares underlying the stock award in this column to Mr. Harris and to Mr. Sykes was 520,000 and 215,000, respectively.

Narrative Disclosure to Summary Compensation Table
For 2023, the compensation programs for SpringBig’s named executive officers consisted of base salary, cash bonuses and incentive compensation delivered in the form of RSU awards. For 2024, the compensation programs for SpringBig’s named executive officers consisted of base salary.
Base Salary
Base salary is set at a level that is intended to reflect the executive’s duties, authorities, contributions, prior experience and performance.

Cash Bonus
Prior to the business combination, SpringBig did not maintain formal arrangement with its named executive officers providing for annual cash bonus awards. See “Executive Employment Agreements,” below, for a description of the terms of the employment agreements with Messrs. Harris and Sykes that became effective as of the business combination.
Equity-Based Incentive Awards
SpringBig’s equity award program is the primary vehicle for offering long-term incentives to its executives. SpringBig believes that equity awards provide its executives with a strong link to long-term performance, create an ownership culture and help to align the interests of SpringBig’s executives and members. To date, SpringBig has used stock options and RSUs for this purpose. SpringBig believes that its equity awards are an important retention tool for its executive officers, as well as for its other employees. SpringBig awards equity awards broadly to its employees, including to its non-executive employees.
Prior to the business combination, all of the equity awards SpringBig has granted were made pursuant to the SpringBig, Inc. 2017 Equity Incentive Plan (as amended and restated) (the “SpringBig Plan”). The terms of the SpringBig Plan are described under the section titled “—Employee Benefit Plans” below. Following the business combination, all of the equity awards SpringBig has granted were made pursuant to the Plan. The terms of the Plan are described under the section titled “—Employee Benefit Plans” below.
Benefits and Perquisites
SpringBig provides benefits to its named executive officers on the same basis as provided to all of its employees, including medical, vision and dental insurance; life insurance; short and long-term disability insurance; and a 401(k) plan. SpringBig does not maintain any executive-specific benefit or executive perquisite programs.
Retirement Plans
SpringBig maintains a tax-qualified retirement plan that provides its employees, including its named executive officers, who satisfy certain eligibility requirements with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan as of the first day of a new quarter after six (6) months of employment with SpringBig. Under the 401(k) plan, SpringBig may make discretionary matching contributions.
Executive Employment Arrangements
In connection with entering into the merger agreement, SpringBig entered into employment agreements with each of Messrs. Harris and Sykes, which became effective upon the closing of the business combination. The employment agreements with Messrs. Harris and Sykes provide for an annual base salary of $450,000 and $350,000 respectively, subject to increase from time to time, and an annual target bonus opportunity of up to 137.50% and 100% of base salary, respectively. Each of Messrs. Harris and Sykes will continue to be eligible to participate in any executive benefit plans in effect from time to time. In the event of the termination of Mr. Harris’s or Mr. Sykes’s employment without cause or for good reason within 18 months following a change in control, he will be entitled to severance equal to the sum of his base salary (paid in a lump sum within 60 days of the termination) and target annual cash incentive; continued health benefits for 12 months; and accelerated vesting of outstanding time-based equity awards, with performance awards vested based on target performance. In the event of a termination without cause or for good reason not in connection with a change in control, he will be entitled to severance equal to the sum of his base salary and target annual cash incentive; continued health benefits for 12 months; and accelerated vesting of outstanding time-based equity awards, with performance awards vested based on target performance. Severance benefits will be subject to Messrs. Harris’s and Sykes’s execution of a release of claims and compliance with restrictive covenants, including a non-solicitation and non-disparagement covenant.
The agreements described in this section are filed as exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC March 28, 2023, and the following descriptions are qualified by reference thereto.
See above under the headings “—Departure of Chief Executive Officer” and “—Departure of Chief Financial Officer.”

Outstanding Equity Awards at December 31, 2024
The following table presents estimated information regarding outstanding equity awards held by SpringBig’s named executive officers as of December 31, 2024.

			Option Awards
	Grant Date	Vesting Commencement Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Jeffrey Harris	3/17/2019	3/17/2019(1)	191,254		$0.52	3/17/2029
	12/2/2020	12/2/2020(1)	74,111		$1.26	12/2/2030
Paul Sykes	6/21/2021	4/7/2021(2)	111,167		$1.26	6/21/2031

(1)	Represents an option vesting fully as of the closing of the business combination on June 14, 2022.
(2)
Represents an option vesting with respect to (a) 35% of the shares subject to the option on December 31, 2021, (b) 15% of the shares subject to the option as of the closing of the business combination and (c) 50% of the shares subject to the option ratably over 24 months following the business combination.

			Stock Awards
	Grant Date(2)	Vesting Commencement Date(2)	Number of shares or units of stock that have not (#) vested	Market value of shares or units of stock that have not ($) vested(1)
Jeffrey Harris	6/23/2023	6/23/2023	546,667	22,413
Paul Sykes	7/7/2022	7/7/2022	15,000	615
	6/23/2023	6/23/2023	143,333	5,877

(1)	The amounts in this column are determined by multiplying (i) the number of RSUs shown in the previous column by (ii) $0.041 (the closing price of the Company’s common stock on December 31, 2024).
(2)	Restricted stock units vest one-third per year beginning on the first anniversary of the date of grant.
Employee Benefit Plans
SpringBig, Inc. 2017 Equity Incentive Plan
Prior to the closing of the merger, SpringBig maintained the SpringBig Plan, which was originally established effective December 1, 2017. The SpringBig Plan was subsequently amended on January 30, 2018 and November 30, 2018 and the amended and restated SpringBig Plan was approved by the Board of Directors of SpringBig on April 10, 2019. The SpringBig Plan permits the grant of incentive stock options, non-qualified stock options, restricted stock awards, and restricted stock unit awards to SpringBig and its affiliates’ employees, consultants and directors. SpringBig will not grant any additional awards under the SpringBig Plan following the business combination; see “SpringBig Holdings, Inc. 2022 Long-Term Incentive Plan,” below for a discussion of the equity incentive plan that was adopted in connection with the closing of the business combination.
Authorized Shares. 7,495,594 shares of common stock of SpringBig were authorized under the SpringBig Plan. Awards granted under the SpringBig Plan that are canceled, forfeited or expired prior to exercise or realization will become available for future grant while the SpringBig Plan remains in effect. As of October 7, 2021, 2,317 shares of common stock of SpringBig were available for issuance under the SpringBig Plan.
Plan Administration. The SpringBig Plan is administered by SpringBig’s Board of Directors or a committee of one or more members of the Board of Directors appointed by the board to administer the SpringBig Plan. Subject to the provisions of the SpringBig Plan, the administrator has the power to determine the terms of each award, such as the form of awards and vesting schedule of awards. The administrator is authorized to interpret the SpringBig Plan, prescribe the terms and conditions of the awards granted thereunder, and make all other determinations necessary or advisable for administering the SpringBig Plan.

Plan Awards. Awards to be granted under the SpringBig Plan may be subject to various restrictions, including restrictions on transferability and forfeiture provisions, as determined by the administrator and consistent with the SpringBig Plan terms. Subject to the terms of the SpringBig Plan, the administrator will determine the number of awards granted and other terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate. Awards that have not vested are subject to SpringBig’s right of repurchase or forfeiture. The economic and other rights associated with awards granted under the SpringBig Plan are governed by the SpringBig certificate of incorporation, as may be amended and in effect from time to time.
Non-Transferability of Awards. The awards are subject to certain transferability restrictions and requirements.
Certain Adjustments. The outstanding awards may be subject to adjustment, substitution, exchange or, to the extent then unvested, cancellation by SpringBig’s Board of Directors so as to proportionately reflect any unit splits, reverse splits, dividends or distributions, recapitalizations, reclassifications, or other relevant changes in SpringBig’s capitalization or corporate structure.
Amendment, Termination. SpringBig’s Board of Directors has the authority to amend, suspend or terminate all or any part of the SpringBig Plan in its sole discretion. Awards outstanding following the business combination will be assumed by SpringBig.
SpringBig Holdings, Inc. 2022 Long-Term Incentive Plan
At the special meeting of stockholders of Tuatara held on June 9, 2022, the stockholders of Tuatara adopted and approved the Plan.
The purpose of the Plan is to secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for our success and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the common stock through the granting of awards thereunder.
Summary of the Incentive Plan
This section summarizes certain principal features of the incentive plan. The summary is qualified in its entirety by reference to the complete text of the incentive plan.
Eligibility. SpringBig’s employees, consultants and directors, and employees and consultants of its affiliates, may be eligible to receive awards under the incentive plan.
Award Types. The incentive plan provides for the grant of incentive stock options (“ISOs”) to employees and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to employees, directors and consultants.
Share Reserve. The number of shares of common stock initially reserved for issuance under the incentive plan is 1,525,175 (the amount of shares of common stock equal to 5% of the sum of (i) the number of shares of our common stock outstanding as of the consummation of the business combination and (ii) the number of shares of our common stock underlying stock options issued under the SpringBig, Inc. 2017 Equity Incentive Plan (as amended and restated) that were outstanding as of the consummation of the transactions contemplated by the merger agreement). Shares subject to stock awards granted under the incentive plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the incentive plan. At our Annual Meeting of Stockholders held on June 13, 2023, our stockholders approved an amendment to the Incentive Plan, which among other things, added an automatic annual increase in the number of shares authorized for issuance of up to 5% of the number of shares of our common stock issued and outstanding on December 31 of the immediately preceding calendar year, beginning with the fiscal year ending December 31, 2023; provided that the annual increase with respect to the fiscal year ending December 31, 2023, which is 1,332,986 shares of common stock, took effect on the first business day following the date of stockholder approval of the Amended Plan proposal, which was June 14, 2023. We may seek shareholder approval to increase this amount from time to time.
Plan Administration. The board of directors of SpringBig, or a duly authorized committee thereof, will have the authority to administer the incentive plan. The board of directors of SpringBig may also delegate to one or more officers the authority to (i) designate employees other than officers to receive specified stock awards and (ii) determine the number of shares to be subject to such stock awards. Subject to the terms of the incentive plan, the plan administrator has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under the incentive plan. The plan administrator has the power to modify outstanding awards under the incentive plan. Subject to the terms of the incentive plan, the plan administrator also has the authority to reprice any outstanding option or stock award, cancel and re-grant any outstanding option or stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any materially adversely affected participant.
Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the incentive plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of common stock on the date of grant (however, a stock option may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction, as such term is defined in the incentive plan, and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code). Options granted under the incentive plan vest at the rate specified in the stock option agreement as determined by the plan administrator. The plan administrator determines the term of stock options granted under the incentive plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship ceases for any reason other than cause, the optionholder may generally exercise any vested options for a period of three (3) months following the cessation of service, bur only within three (3) months following such termination, unless another period of time is provided in the applicable award agreement or other agreement, subject to the limitations in the incentive plan. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws or SpringBig’s insider trading policy. Options generally terminate immediately upon the termination of an optionholder’s service for cause. In no event may an option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (i) cash, check, bank draft, or money order, (ii) a broker-assisted cashless exercise, (iii) the tender of shares of common stock previously owned by the optionholder, (iv) a net exercise of the option if it is an NSO and (v) other legal consideration approved by the plan administrator.
Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all stock plans maintained by SpringBig may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of SpringBig’s total combined voting power or that of any of SpringBig’s affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the option is not exercisable after the expiration of five years from the date of grant.
Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Except as provided otherwise in the applicable award agreement, if a participant’s service relationship ends for any reason, SpringBig may receive through a forfeiture condition or a repurchase right any or all of the shares held by the participant under his or her restricted stock award that have not vested as of the date the participant terminates service.
Restricted Stock Unit Awards. Restricted stock units are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock units may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of common stock on the date of grant (however, a stock appreciation right may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction, as such term is defined in the incentive plan, and in a manner consistent with the provisions of Sections 409A). A stock appreciation right granted under the incentive plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.
Performance Awards. The incentive plan permits the grant of performance-based stock and cash awards. The plan administrator may structure awards so that the shares of common stock, cash, or other property will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. The performance criteria that will be used to establish such performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by SpringBig achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under SpringBig’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to expense under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the plan administrator retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the performance goals. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the applicable award agreement or the written terms of a performance cash award. The performance goals may differ from participant to participant and from award to award.
Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.
Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid by SpringBig to any individual for service as a non-employee director with respect to any calendar year (such period, the “annual period”), including stock awards and cash fees paid by SpringBig to such non-employee director, will not exceed (i) $750,000 in total value or (ii) in the event such non-employee director is first appointed or elected to the board of directors of SpringBig during such annual period, $1,000,000 in total value. For purposes of these limitations, the value of any such stock awards is calculated based on the grant date fair value of such stock awards for financial reporting purposes.
Changes to Capital Structure. In the event there is a specified type of change in SpringBig’s capital structure, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, appropriate adjustments will be made to (i) the class(es) and maximum number of shares of common stock subject to the incentive plan and the maximum number of shares by which the share reserve may annually increase; (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of ISOs; and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of common stock subject to outstanding awards.
Corporate Transactions. The following applies to stock awards under the incentive plan in the event of a corporate transaction, as defined in the incentive plan, unless otherwise provided in a participant’s stock award agreement or other written agreement with SpringBig or unless otherwise expressly provided by the plan administrator at the time of grant. In the event of a corporate transaction, any stock awards outstanding under the incentive plan may be assumed, continued or substituted by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by SpringBig with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the transaction (contingent upon the effectiveness of the transaction), and such stock awards will terminate for no consideration if not exercised (if applicable) at or prior to the effective time of the transaction, and any reacquisition or repurchase rights held by SpringBig with respect to such stock awards will lapse (contingent upon the effectiveness of the transaction). With respect to performance awards with multiple vesting levels depending on performance level, unless otherwise provided by an award agreement or by the plan administrator, the award will accelerate at 100% of target. If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by persons other than current participants, such awards will terminate for no consideration if not exercised (if applicable) prior to the effective time of the transaction, except that any reacquisition or repurchase rights held by SpringBig with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the transaction. The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to take the same actions with respect to all participants. In the event a stock award will terminate if not exercised prior to the effective time of a transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value, at the effective time, to the excess (if any) of (1) the value of the property the participant would have received upon the exercise of the stock award over (2) any exercise price payable by such holder in connection with such exercise.
Change in Control. In the event of a change in control, as defined under the incentive plan, awards granted under the incentive plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.
Plan Amendment or Termination. The board of directors of SpringBig has the authority to amend, suspend, or terminate the incentive plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date the board of directors of Tuatara adopts the incentive plan.
Incentive Plan Benefits. Grants of awards under the incentive plan are subject to the discretion of the plan administrator. Therefore, it is not possible to determine the future benefits that will be received by participants under the incentive plan.
SpringBig Executive Officer and Director Compensation Following the Merger
Executive Officer Compensation
Following the closing of the merger, employment agreements with Jeffrey Harris, CEO of SpringBig Holdings, Inc. (referred to in this section as “New SpringBig”), and Paul Sykes, CFO of New SpringBig, became effective. Pursuant to his employment agreement, Mr. Harris will receive an annual salary of $450,000, will be eligible for a target cash incentive opportunity of up to 137.50% of his annual base salary, and will be eligible to receive equity incentive awards under New SpringBig’s long-term incentive plan as in effect from time to time. If Mr. Harris’s employment is terminated by the Company without Cause (as defined in the employment agreement), other than as a result of his death or disability or by Mr. Harris for Good Reason (as defined in the employment agreement), Mr. Harris will be entitled to receive: (i) any annual salary then in effect, earned but unpaid as of the termination date (“Earned Salary”), and subject to the Company’s receipt from Mr. Harris of a release of any claims against the

Company, (A) if the termination is in connection with a “change in control” (as defined in the employment agreement), an amount equal to the sum of (I) his annual salary and (II) his target annual cash incentive, plus accelerated and continued vesting of certain equity awards; or (B) if the termination is not in connection with a change in control, an amount equal to the sum of (I) his annual salary and (II) a prorated portion of his annual cash incentive, plus accelerated and continued vesting of certain equity awards which are then-outstanding and unvested. If Mr. Harris’s employment is terminated by the Company with Cause, by Mr. Harris for any reason at any time, as a result of Mr. Harris’s death, or for any reason other than by the Company without Cause, Mr. Harris will receive only the Earned Salary.
Pursuant to his employment agreement, Mr. Sykes will receive an annual salary of $350,000, will be eligible for a target cash incentive opportunity of up to 100% of his annual base salary, and will be eligible to receive equity incentive awards under New SpringBig’s long-term incentive plan as in effect from time to time. If Mr. Sykes’s employment is terminated by the Company without Cause (as defined in the employment agreement), other than as a result of his death or disability or by Mr. Sykes for Good Reason (as defined in the employment agreement), Mr. Sykes will be entitled to receive: (i) any Earned Salary, and subject to the Company’s receipt from Mr. Sykes of a release of any claims against the Company, (A) if the termination is in connection with a “change in control” (as defined in the employment agreement), an amount equal to the sum of (I) his annual salary and (II) his target annual cash incentive, plus accelerated and continued vesting of certain equity awards; or (B) if the termination is not in connection with a change in control, an amount equal to the sum of (I) his annual salary and (II) a prorated portion of his annual cash incentive, plus accelerated and continued vesting of certain equity awards which are then-outstanding and unvested. If Mr. Sykes’s employment is terminated by the Company with Cause, by Mr. Sykes for any reason at any time, as a result of Mr. Sykes’s death, or for any reason other than by the Company without Cause, Mr. Sykes will receive only the Earned Salary.
In addition, the Legacy SpringBig board of directors awarded each of Mr. Harris and Mr. Sykes a one-time cash bonus in the amount of $300,000 and $250,000, respectively, which was awarded as of the Closing.
See above under the headings “—Departure of Chief Executive Officer” and “—Departure of Chief Financial Officer.”
Director Compensation
The Company did not compensate any members of the Board of Directors for the fiscal year ended December 31, 2024 or thereafter. The following tables set forth information regarding the compensation earned by or paid to non-employee directors for service on our Board during the fiscal year ended December 31, 2023. Mr. Harris did not receive any additional compensation for his service as director.

Name	Fees Earned or Paid in Cash(1)	Restricted Stock Awards(2)(3)	Total
Steven Bernstein(4)	$22,000	$12,250	$34,250
Patricia Glassford(4)	23,000	12,250	35,250
Amanda Lannert(5)	21,875	12,250	34,125
Phil Schwarz(6)	21,000	12,250	33,250
Sergey Sherman(7)	20,250	12,250	32,500
Jon Trauben(6)(8)	19,620	12,250	31,875
(1)	Includes annual fees paid to all directors for their service on the Board.
(2)
Amounts reported represent the aggregate grant date fair value of RSUs granted to such non-executive director during 2022 under the 2022 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 16 — Stock Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 28, 2023. This amount does not reflect the actual economic value that may be realized by the director.

(3)	For each non-employee director who received restricted stock awards, the aggregate number of shares underlying such stock award was 25,000.
(4)	Resigned as a member of the Board on August 31, 2024.
(5)	Resigned as a member of the Board on August 30, 2024.
(6)	Resigned as a member of the Board on January 23, 2024.
(7)
All cash compensation received by Mr. Sherman has been paid to Tuatara Capital, L.P., where he serves as Managing Director - Investments. All restricted stock awarded to Mr. Sherman as compensation for his service on the Board is held for the benefit of Tuatara Capital, L.P., and Mr. Sherman has no voting or investment power over such stock.

(8)	All cash compensation received by Mr. Trauben has been paid to Altitude Investment Management, where he serves as Partner.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the years ended December 31, 2023 and December 31, 2024, we believe that all of our officers, directors and greater than 10% beneficial owners timely filed all reports required by Section 16(a) of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a summary of transactions since January 1, 2022, to which SpringBig has been a party in which the amount involved exceeded $120,000 and in which any of SpringBig’s executive officers, directors, managers, promoters, beneficial holders of more than 5% of SpringBig’s membership interests, or any associates or affiliates thereof had or will have a direct or indirect material interest, other than compensation arrangements which are described in the section captioned “Executive Compensation.”
Certain Employment Relationships
Certain immediate family members of Jeffrey Harris, SpringBig’s chief executive officer and a member of SpringBig’s Board of Directors, provide services to SpringBig as full-time employees for compensation. Natalie Harris is employed as Vice President, Marketing of SpringBig. Ms. Harris, who is the daughter-in-law of Mr. Harris, earned $308,800 in compensation in 2022, consisting of a salary of $230,000 and restricted stock awards of $78,800; $282,015 in compensation in 2023, consisting of a salary of $234,615 and restricted stock awards of $47,400; and $247,464 in compensation in 2024, consisting of a salary of $233,464 and restricted stock awards of $14,000. Sam Harris is employed as Vice President, Product Development of SpringBig. Mr. Sam Harris, who is the son of Mr. Jeffrey Harris, earned $343,800 in compensation in 2022, consisting of a salary of $265,000 and restricted stock awards of $78,800; $323,698 in compensation in 2023, consisting of a salary of $276,298 and restricted stock awards of $47,400; and $293,729 in compensation in 2024, consisting of a salary of $279,729 and restricted stock awards of $14,000. For a description of equity awards granted to SpringBig’s named executive officers, see “Executive and Director Compensation—Executive Compensation.” The employment of Mr. Sam Harris by SpringBig ceased on January 10, 2025.
The restricted stock award amounts reported in the prior paragraph represent the aggregate grant date fair value of RSUs granted to such person during 2023 under the 2022 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSUs reported in the prior paragraph are set forth in Note 15 — Stock Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 1, 2024. These amounts do not reflect the actual economic value that may be realized by Ms. Harris or Mr. Sam Harris.
Certain Other Enterprises
SpringBig has previously engaged InteQ to provide certain employee support and sharing, software development work and information technology services. InteQ employed certain personnel who provided services solely to SpringBig. In exchange, SpringBig reimbursed InteQ at cost for such employees. SpringBig’s Chief Executive Officer, Jeffrey Harris, founded InteQ and beneficially holds a controlling equity interest in such company. There is no ongoing formal, written agreement between SpringBig and InteQ. As part of Mr. Harris’s employment agreement with SpringBig, Mr. Harris has agreed to customary provisions regarding the devotion of his business time and energy to SpringBig, confidentiality and non-compete obligations, and Board approval of related party transactions (including any new arrangements or business with InteQ).
SpringBig paid InteQ a total of approximately $0, $13,000 and $153,000 for the years ended December 31, 2024, 2023 and 2022, respectively. These amounts are included in technology and software development expenses of the Company. At December 31, 2024, 2023 and 2022, the Company had recorded $0, $2,000 and $3,000, respectively, in accounts payable related to InteQ.
Other Transactions
SpringBig has entered into employment and other agreements with certain of its executive officers. For a description of agreements with SpringBig’s named executive officers, see the section captioned “Executive and Director Compensation—Executive Employment Arrangements” and “—Outstanding Equity Awards at December 31, 2024.”
During the month ended September 30, 2023, SpringBig’s CEO, Jeffrey Harris, loaned the Company $125,000 for use in operations. The balance outstanding is included in accrued expenses and other current liabilities on the balance sheet. During the month ended October 31, 2023, the Company repaid Mr. Harris in full with $2,000 of interest calculated at a rate of 20% per annum.

On the Notes Closing Date, the Company entered into a note purchase agreement (the “Purchase Agreement”) to sell up to (i) a total of $6.4 million of the Convertible Notes and (ii) a total of $1.6 million of the Term Notes in a private placement with the Purchasers, which included the following Company executive officers and directors that purchased on the same terms as all other Purchasers:

Name	Convertible Notes Purchased ($)	Term Notes Purchased ($)	Total ($)
Jeffrey Harris, Chief Executive Officer and Chairman	320,000	80,000	400,000
Paul Sykes, Chief Financial Officer	25,000	6,250	31,250
Jon Trauben, Director(1)	15,000	3,750	18,750

(1)	Mr. Trauben resigned from the Board effective at 12 noon ET on the Notes Closing Date.
For more information, see “—Recent Board Developments.”
SpringBig has entered into indemnification agreements with its directors and executive officers.
Post-Business Combination Arrangements
In connection with the business combination, certain agreements were executed. The agreements described in this section are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:
•
Voting and Support Agreements. In connection with the signing of the merger agreement, on November 8, 2021, Tuatara, Legacy SpringBig and certain stockholders and optionholders of Legacy SpringBig and Tuatara entered into voting and support agreements, pursuant to which such Legacy SpringBig stockholders agreed to vote all of their shares in Legacy SpringBig in favor of the merger agreement and related transactions and to take certain other actions in support of the merger agreement and related transactions. The Legacy SpringBig voting and support members also each agreed, with certain exceptions, to a lock-up for a period of 180 days after the closing with respect to any securities of the Company that they receive as merger consideration under the merger agreement.

•
Subscription Agreements. Certain investors entered in subscription agreements pursuant to which Tuatara agreed to issue and sell to the subscription investors, in the aggregate, $13,100,000 of common stock of Tuatara at a purchase price of $10.00 per share. The closing of the PIPE Subscription Financing occurred immediately prior to the closing of the merger. Certain of the subscription investors that were existing stockholders of Legacy SpringBig entered into convertible notes with Legacy SpringBig for an aggregate principal sum of $7,000,000 (the “convertible notes”), which was funded on or around February 25, 2022. Those notes matured at the closing of the business combination and the holders received the shares they subscribed for under the subscription agreement, as well as interest payments in the form of 31,356 shares of the Company.

•
Amended and Restated Registration Rights Agreement. In connection with the consummation of the merger agreement and the business combination, on June 14, 2022, SpringBig and certain holders entered in an amended and restated registration rights agreement, pursuant to which such holders are able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to a maximum of three (3) such demand registrations for our sponsor and four (4) such demand registrations for the other investors thereto, in each case so long as such demand includes a number of registrable securities with a total offering price in excess of $10 million. Any such demand may be in the form of an underwritten offering, it being understood that we will not be able to conduct more than two underwritten offerings where the expected aggregate proceeds are less than $25 million but in excess of $10 million in any 12-month period.

•
Sponsor Escrow Agreement. The Sponsor, Tuatara and certain independent members of the pre-business combination board of directors entered into an escrow agreement (“Sponsor Escrow Agreement”) at the closing of the business combination pursuant to which the Sponsor and certain members of the pre-business combination board of directors deposited an aggregate of 1,000,000 shares of the Company’s Common Stock (“Sponsor Earnout Shares”) into escrow. The Sponsor Escrow Agreement provides that such

Sponsor Earnout Shares will either be released to the Sponsor if the closing price of the Company’s Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the fifth anniversary of the closing date. The Sponsor Earnout Shares will be terminated and canceled by the Company if such condition is not met at any time after the closing date and by the fifth anniversary of the closing date.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or notify us by sending a written request to: SpringBig Holdings, Inc., 621 NW 53rd Street, Suite 500, Boca Raton, Florida 33487, Attn: Paul Sykes, Chief Financial Officer or by contacting our Chief Financial Officer at (800) 772-9172. You will be removed from the householding program, after which you will receive an individual copy of the proxy materials promptly.
Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Paul Sykes
Chief Financial Officer February 10, 2025

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report on Form 10-K at the investors section of our website at www.SpringBig.com. A copy of our Annual Report on Form 10-K to the SEC on Form 10-K for the year ended December 31, 2023 is available without charge upon written request to: SpringBig Holdings, Inc., 621 NW 53rd Street, Suite 500, Boca Raton, Florida 33487, Attn: Paul Sykes, Chief Financial Officer.

Appendix A
CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF SPRINGBIG HOLDINGS, INC.
SpringBig Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (as it now exists or may hereafter be amended and supplemented, the “DGCL”), DOES HEREBY CERTIFY:
First: The name of the corporation is SpringBig Holdings, Inc.
Second: The Corporation was incorporated in connection with the domestication of Tuatara Capital Acquisition Corporation, a Cayman Islands exempted company (“Tuatara”), as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act (2021 Revision) (the “Domestication”). The Certificate of Incorporation was filed simultaneously with the Certificate of Corporate Domestication of Tuatara and became effective upon the effectiveness of the Domestication on June 13, 2022.
Third: That Section 4.1 of Article IV of the Certificate of the Corporation (the “Certificate of Incorporation”), is hereby amended by deleting Section 4.1 in its entirety and inserting the following in lieu thereof:
Section 4.1. Authorized Capital Stock. Subject to Section 4.2, the Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 350,000,000 shares, 300,000,000 shares of which shall be Common Stock (the “Common Stock”), and 50,000,000 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share, and the Common Stock shall have a par value of $0.0001 per share. Upon this Certificate of Amendment to the Certificate of Incorporation (this “Certificate of Amendment”) becoming effective pursuant to the DGCL (the “Effective Time”), (i) the shares of Common Stock issued and outstanding immediately prior to the Effective Time (the “Existing Common Stock”) shall be reclassified and combined into a different number of shares of Common Stock (the “New Common Stock”) such that each [•] shares of Existing Common Stock shall, at the Effective Time, be automatically reclassified and combined into one share of New Common Stock (such reclassification and combination of shares, the “Reverse Split”). The par value of the Common Stock following the Reverse Split shall remain at $0.0001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Split and, in lieu thereof, upon receipt after the Effective Time by the exchange agent selected by the Corporation of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of Existing Common Stock, any stockholder who would otherwise be entitled to a fractional share of New Common Stock as a result of the Reverse Split, following the Effective Time (after taking into account all fractional shares of New Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of New Common Stock to which such stockholder would otherwise be entitled multiplied by the average of the closing sales price of a share of the Common Stock (as adjusted to give effect to the Reverse Split) on the OTCQX or OTCQB, as applicable, during regular trading hours for the five (5) consecutive trading days immediately preceding the Effective Time. Each stock certificate that, immediately prior to the Effective Time, represented shares of Existing Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the Corporation or the respective holders thereof, represent that number of whole shares of New Common Stock into which the shares of Existing Common Stock represented by such certificate shall have been combined (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above). Each holder of record of a certificate that represented shares of Existing Common Stock shall be entitled to receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Existing Common Stock represented by such certificate shall have been combined pursuant to the Reverse Split, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth above, provided that the Corporation may request such stockholder to exchange such stockholder’s certificate or certificates that represented shares of Existing Common Stock for shares held in book-entry form through the Depository Trust Company’s Direct Registration System representing the appropriate number of whole shares of New Common Stock into which the shares of Existing Common Stock represented by such certificate or certificates shall have been combined. The Reverse Split shall be effected on a record holder-record holder basis, such that any fractional shares of New Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.
A-1

Fourth: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
Fifth: That this Certificate of Amendment to the Restated Certificate of Incorporation shall be effective as of [•] [a.m.]/[p.m.] New York City time on the [•] day of [•], 20[•].
IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this [•] day of [•] 20[•].

SPRINGBIG HOLDINGS, INC.

By:
Name:
Title:

A-2

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 27, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SBIGSECOND**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on March 27, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V61859-Z89429

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SPRINGBIG HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Director	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominee:

01) Marc Shiffman

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V61860-Z89429

SPRINGBIG HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
FRIDAY, MARCH 28, 2025 10:00 A.M. EASTERN TIME
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Jeffrey Harris and Paul Sykes, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SPRINGBIG HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. Eastern Time, on Friday, March 28, 2025, virtually at www.virtualshareholdermeeting.com/SBIGSECOND, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side